ANY INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE SENIOR DEBT OF THE “MAKER” (AS DEFINED BELOW) PURSUANT TO THAT CERTAIN DEBT SUBORDINATION AGREEMENT BY AND BETWEEN THE “MAKER” (AS DEFINED BELOW), MAKER’S SENIOR CREDITOR (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE “BANK”) AND THE “PAYEE” (AS DEFINED BELOW)(AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) ATTACHED HERETO AS EXHIBIT B.  THIS INSTRUMENT MAY NOT BE MODIFIED, RESTATED, RENEWED, SUPPLEMENTED, EXTENDED, REFINANCED, REPLACED OR OTHERWISE ALTERED IN ANY MANNER WITHOUT THE PRIOR WRITTEN CONSENT OF THE BANK.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE PAYEE FIRST HAVING OBTAINED A WRITTEN OPINION OF MAKER’S COUNSEL, OR OTHER COUNSEL ACCEPTABLE TO MAKER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.

CONVERTIBLE PROMISSORY NOTE

$______,000	June __, 2009

FOR VALUE RECEIVED, SMF Energy Corporation, a Delaware corporation (“Maker”), promises to pay to the order of _________________ or his/ her/ its assigns (“Payee”), at such place as the Payee may designate in writing, in lawful money of the United States of America, the principal sum of ______________________ Thousand Dollars ($____,000).

1.           Principal Payments.  The principal amount of this promissory note (the “Note”), together with any accrued but unpaid interest, shall be due and payable on July 1, 2014 (the “Due Date”).  The outstanding principal balance of this Note may be prepaid by Maker prior to maturity as provided in Section 4 of this Note.

2.           Interest.  The outstanding principal balance of this Note shall accrue interest at a fixed rate of five and one-half percent (5.5%).  Interest shall be calculated on the basis of a 365 day year.  Subject to the terms of the Subordination Agreement, accrued interest on this Note shall be paid semi-annually, except that payments of the first thirteen months’ accrued interest shall be deferred until on or about August 15, 2010, at which time the payment of accrued interest through July 31, 2010 shall be made.  Thereafter, starting January 15, 2010, subject to the terms of the Subordination Agreement, semi-annual payments shall be made on or about each January 15 for the semi-annual period ending the prior December 31, and on or about each July 15 for the semi-annual period ending the prior June 30, respectively.  The semi-annual payments shall continue until the outstanding principal balance of this Note is paid in full.

3.           Interest Method of Payment; Application.

(a)           All payments (including any prepayments) shall be made on the due date thereof by wire transfer of immediately available funds to such bank account as Payee may from time to time designate in writing.  All cash payments of interest shall be made on the due date thereof by check drawn on a United States bank.  Payments (including all prepayments) received by Payee on this Note shall be applied first to the payment of accrued and unpaid interest and only thereafter to the outstanding principal balance of this Note.

(b)           In the event the interest provisions hereof or any exactions provided for herein shall result, because of the reduction of principal, or for any reason at any time during the life of this loan, in an effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied to reduction of the outstanding principal balance upon receipt of such moneys by Payee hereof, with the same force and effect as though the payment had specifically designated such extra sums to be so applied to principal.

4.           Prepayment.

(a)           Optional Prepayment.  At any time after the date of this Note, Maker shall, subject to the terms of the Subordination Agreement, have the option to prepay this Note, in whole or in part, without prepayment penalty or premium.  In addition to the principal amount being pre-paid, Maker shall also pay any accrued but unpaid interest on the entire outstanding principal balance of this Note at the time of the prepayment.

(b)           Notice to Payee.  At least fifteen (15) days but not more than sixty (60) days (the “Payee Notice Period”) before a prepayment date, Maker shall mail or cause to be mailed a notice of prepayment to Payee.  The notice shall state:

(i)           the prepayment date;

(ii)           the prepayment price;

(iii)           that this Note called for prepayment must be surrendered to Maker to collect the prepayment price; and

(iv)           that, unless Maker defaults in making such prepayment payment, interest on this Note called for prepayment ceases to accrue on the prepayment date.

(c)           Effect of Notice of Prepayment.  This Note will become irrevocably due and payable on the prepayment date at the prepayment price.  A notice of prepayment may not be conditional.  If the prepayment is only a partial redemption, then only the prepaid portion shall become due and payable on the prepayment date.

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(d)           Conversion Prior to Prepayment or Merger.  During the Payee Notice Period, the Payee may elect to convert twenty-five percent (25%) of the original principal amount of this Note into common stock of Maker in accordance with Section 5 hereof rather than permit the Note to be prepaid in its entirety.  If there is a partial prepayment and Payee elects to convert a portion of this Note instead of permitting the prepayment of this Note, Payee may apply all or any portion of Payee’s twenty-five percent (25%) conversion right to the amount that would otherwise be prepaid, as Payee so elects.  If and to the extent that there is a partial prepayment and Payee elects not to exercise Payee’s conversion rights, Payee’s conversion rights will remain at twenty-five percent (25%) of the original principal amount of this Note, reduced by the amount, if any, that was converted at any time prior to such prepayment.

(e)           Note Prepaid or Converted in Part.  If less than the entire principal amount of this Note is prepaid or converted, Maker will deliver to Payee, at Maker’s expense, a new promissory note in the same form of this Note in an amount equal in principal to the non-prepaid and unconverted portion of this Note not more than thirty (30) days after such partial conversion or prepayment (“Partial Conversion Note”); provided that, Maker shall not issue a Partial Conversion Note except upon the prior written approval of Bank or at the request of and in the manner requested by Bank, which approval shall not be unreasonably withheld. Partial Conversion Notes shall be subject to the Subordination Agreement.

5.           Conversion.

(a)           Optional Conversion.  Twenty-five percent (25%) of the original principal amount of this Note is convertible by the holder hereof into shares (“Shares”) of Maker’s common stock (“Common Stock”) at $0.50 per share (the “Note Conversion Price”).

(b)           The remaining seventy-five percent (75%) of the principal amount of the Notes (the “Balance Amount”) will not be convertible into Shares.

(c)           Upon conversion of this Note, certificates for the Shares so purchased shall be delivered to Payee within three (3) business days of the Maker’s actual receipt of this original Note and a completed Notice of Conversion in substantially the same form attached hereto as Exhibit A.

(d)           The number and kind of securities purchasable upon the conversion of this Note and the Note Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(i)           In case of any reclassification or change of outstanding securities of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of Maker with or into another corporation (other than a merger with another corporation in which Maker is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon conversion of this Note), or in case of any sale of all or substantially all of the assets of Maker, Payee shall have the right upon conversion of this Note to receive, in lieu of Shares of Common Stock theretofore issuable upon conversion of this Note, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by the holder of one share of Common Stock.  These provisions shall similarly apply to successive reclassifications, changes, mergers and transfers.

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(ii)           If Maker at any time while this Note remains outstanding and unexpired shall subdivide or combine its Common Stock, the Note Conversion Price shall be proportionately adjusted.  In the case of a subdivision, the Note Conversion Price shall be proportionately decreased and the number of Shares shall be proportionately increased.  In the case of a combination, the Note Conversion Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(iii)           If Maker at any time while this Note is outstanding and unexpired shall pay a dividend or other distribution with respect to Common Stock or any other equity interest in Maker which is payable in Common Stock (except any distribution specifically provided for in the foregoing paragraph (i) or (ii)) then the Note Conversion Price and the number of Shares into which a portion of this Note may be converted shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution to that price determined by multiplying the Note Conversion Price in effect immediately prior to such date of determination by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

(iv)           When there is an adjustment in the Note Conversion Price and a corresponding increase in the number of Shares of Common Stock that can be obtained by conversion, the adjustment to the number of Shares shall be made by multiplying the number of Shares purchasable immediately prior to such adjustment in the Note Conversion Price by a fraction, the numerator of which shall be the Note Conversion Price immediately prior to such adjustment and the denominator of which shall be the Note Conversion Price immediately thereafter, with the adjustment being made to the nearest whole share.

(v)           Whenever the Note Conversion Price shall be adjusted, Maker shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Note Conversion Price or Prices after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Payee.

(vi)           If Maker proposes (A) to declare any dividend or distribution upon any class or series of its stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (B) to effect any reclassification or recapitalization of the Common Stock outstanding involving a change in the Common Stock; or (C) to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its assets or property, or to liquidate, dissolve or wind up, whether voluntary or involuntary, then Maker shall send to the Payee at least ten (10) days’ prior written notice of the record date for any such event and prompt notice of any material change in the terms of any such transaction.

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(e)           No fractional Shares of Common Stock will be issued in connection with any conversion of this Note.

(f)           Payee shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of Maker which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Payee any of the rights of a stockholder of Maker before this Note has been converted.

6.           Default.  If any payment required by this Note is not paid, and upon the continuation of such failure to pay for a period of ten (10) days following the receipt of written notice (as provided herein) of such failure by Payee or any subsequent holder hereof to Maker, this Note shall be considered to be in default and the entire unpaid principal sum hereof shall, at the option of the holder hereof, by notice to Maker, become immediately due and payable in full.  Notwithstanding the foregoing, if the Maker is prevented from making payments required by this Note pursuant to the terms of the Subordination Agreement or the senior loan agreement referenced in the Subordination Agreement, such failure to make payments required by this Note shall not be deemed a default of this Note.  In such event, interest will continue to accrue until such time as Maker is allowed to resume such payments pursuant to the terms of the Subordination Agreement.

7.           Notices.  Any notice provided for in this Note shall be in writing and shall be given and be effective upon (1) personal delivery to Maker, or (2) receipt of such notice by certified or registered mail, return receipt requested, addressed to Maker at Maker’s address stated below, or to such other address as Maker may designate by written notice to Payee.  Any notice to Payee shall be in writing and shall be given and be effective upon (1) personal delivery to Payee, or (2) by mailing such notice by certified or registered mail, return receipt requested, to Payee at the address stated in the first paragraph of this Note, or to such other address as Payee may designate by written notice to Maker.

8.           Unsecured Subordinated Note.  PAYEE ACKNOWLEDGES THAT THIS IS AN UNSECURED NOTE AND THAT IT IS SUBJECT IN ALL RESPECTS TO THE SUBORDINATION AGREEMENT.

9.           Waivers.  Maker and all endorsers, guarantors and all persons liable or to become liable on this Note waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and agree that at any time and from time to time without notice, the terms of the payment herein may be modified, changed or exchanged by agreement between the Payee or any subsequent holder hereof and Maker or any successor in title to Maker without in any way affecting the liability of any party to this Note or any person liable or to become liable with respect to any indebtedness evidenced hereby.  No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

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10.           Miscellaneous.  The validity and construction of this Note and all matters pertaining hereto are to be determined in accordance with the laws of the State of Florida.  Maker and all endorsers, guarantors and other persons liable or to become liable hereunder agree that in the event of default, this Note may be enforced in any court of competent jurisdiction in the State of Florida, and all such persons do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement or guarantee hereof may be executed.

In the event of default and the placement of this Note in the hands of any attorney for collection, Maker agrees to pay all collection costs and expenses, including reasonable attorneys’ fees.

This Note is delivered as a part of a business transaction and not in connection with a consumer purchase.

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IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

SMF ENERGY CORPORATION

By:
Richard E. Gathright
President and Chief Executive Officer

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, FL 33309

Exhibit A

NOTICE OF CONVERSION

TO:           SMF ENERGY CORPORATION

1.           The undersigned note holder (“Holder”) hereby elects to convert $____________ of the principal amount of the _____________, 2009 5.5% Unsecured Convertible Promissory Note (the “Note”) of SMF Energy Corporation (“SMF”) payable to Holder into ____________ shares of the Common Stock of SMF (the “Shares”) at the $________ per Share price prescribed by the Note (the “Note Conversion Price”).  Enclosed herewith is the original Note, tendered for such conversion.  If and to the extent that additional sums remain owed under the Note after such conversion, SMF is directed to issue a new replacement Note to Holder representing the unpaid balance of the Note after the conversion.

2.           By this conversion, Holder does not waive any payment of unpaid interest on the converted portion of the Note that accrued prior to the date of conversion.  Any such accrued but unpaid interest is not payable until the next regular date set forth in the Note for payment of interest on the Note.

2.           Please issue a certificate or certificates representing the Shares in the name of Holder or in such other names as may be specified below:

3.           [For use only in the absence of an effective registration statement covering the Shares]  Holder represents that the Shares are being acquired for the account of Holder, for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof and that Holder has no present intention of distributing or reselling such Shares.  In support thereof, Holder has executed an Investment Representation Statement attached to this Notice as Attachment 1.

NAME OF HOLDER:

Date:
(Signature of Holder)

Attachment 1
to Notice of Conversion
(For use only in the absence of an effective registration statement covering the Shares)

INVESTMENT REPRESENTATION STATEMENT

HOLDER:

COMPANY:	SMF ENERGY CORPORATION

SECURITY:	COMMON STOCK ISSUED UPON CONVERSION OF UNSECURED CONVERTIBLE PROMISSORY NOTE

AMOUNT:

DATE:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (“Holder”) represents to Company the following:

(a)           Holder is aware of Company’s business affairs and financial condition, and has acquired sufficient information about Company to reach an informed and knowledgeable decision to acquire the Securities.  Holder is purchasing these Securities for Holder’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Holder understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

(c)           Holder further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available.  Moreover, Holder understands that Company is under no obligation to register the Securities except as set forth in the Payment and Exchange Agreement.  In addition, Holder understands that the certificate evidencing the Securities will be imprinted with a legend that prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for Company.

(d)           Holder is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non- public offering subject to the satisfaction of certain conditions.

(e)           Holder further understands that at the time Holder wishes to sell the Securities there may be no public market upon which to make such a sale.

(f)           Holder further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with another registration exemption will be required, and no such exemption may be available.

Signature of Holder:

Date:

Exhibit B

DEBT SUBORDINATION AGREEMENT